Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	December 10, 2003
BUTLER NATIONAL CORPORATION ANNOUNCES CONTRACT EXTENSION FROM THE CITY OF NORTH LAUDERDALE, FLA.

[Olathe, Kansas, December 10, 2003] - Butler National Corporation (OTC Bulletin Board "BUKS"), announces its environmental service/sales subsidiary, Butler National Services, Inc. "BNS", Fort Lauderdale, Florida, received a contract extension from the City of North Lauderdale, Florida for maintenance and management of the city's wastewater pumping stations. The one-year contract is valued at over $100,000.

BNS has managed the wastewater pumping stations for the City of North Lauderdale for the past 12 years. BNS uses their proven and effective Supervisory Control & Data Acquisition System ("SCADA") operation monitoring system in North Lauderdale. BNS provides alternatives for cities to privatize the maintenance and monitoring of their wastewater pumping stations. BNS also manages the wastewater facilities for other Florida cities, and forty private facilities.

BNS offers low cost system monitoring, Wireless Data System "WDS-1500", that uses the "Data Network" of the cellular phone system to keep key personnel informed of critical situations. The digital WDS-1500 will operate anywhere in North America where cellular phone service is available. Companies, municipalities and individual owners of a Wireless Data System may monitor and receive instant messages concerning the conditions of various mechanical and security situations, including warehouses and inventory, wastewater pumping stations, water facilities, power stations, irrigations systems, refrigeration, air conditioning, and many other monitoring situations.

Jon Fischrupp, President of the Florida environmental services division said, "We appreciate the continued confidence in our company by the City of North Lauderdale. This begins our 13th year of providing effective and cost efficient maintenance and management services for the city's wastewater pumping stations."

Our Business:
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph: 913-780-9595 Fax: 913-780-5088
For more information, please visit the Company web site: www.butlernational.com -End-